As Filed with the Securities and Exchange Commission on March 9, 2006
Registration No. 333-________________

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FLOWERS FOODS, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	58-2582379 (I.R.S. Employee Identification No.)
1919 Flowers Circle, Thomasville, Georgia 31757
(Address of principal executive offices)

FLOWERS FOODS, INC. 2001 EQUITY AND PERFORMANCE INCENTIVE PLAN,
AS AMENDED AND RESTATED AS OF FEBRUARY 11, 2005
(Full title of the plan)

A. Ryals McMullian, Jr., Esq.
Associate General Counsel
Flowers Foods, Inc.
1919 Flowers Circle
Thomasville, Georgia 31757
(Name and address of agent for service)
(229) 227-2393
(Telephone number, including area code, of agent for service)
With a copy to:
Sterling A. Spainhour, Jr., Esq.
Jones Day
1420 Peachtree St., NE
Suite 800
Atlanta, GA 30309-3053
(404) 521-3939

CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum
Class of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
to Be Registered	Registered (1)	Share (2)	Price (2)	Registration Fee
Common Stock, $.01 Par Value	3,000,000	$27.53	$82,590,000	$8,837.13

(1) Plus such additional number of shares as may be available for purchase pursuant to the plan in the event of a stock split, stock dividend,  recapitalization or other similar changes in the capital structure, merger, consolidation, spin-off, split-off, spin-out, split-up, reorganization,  partial or complete liquidation or other distribution of assets, issuance of rights or warrants to purchase securities, or any other corporate  transaction or event having an effect similar to any of the foregoing.
(2) Estimated solely for calculating the amount of the registration fee pursuant to Rule 457(h) of the Securities Act of 1933, as amended, the price per share is based on the average of the high and low prices of the common stock on the New York Stock Exchange on  March 6, 2006.

EXPLANATORY NOTE
          This Registration Statement on Form S-8 (this “Registration Statement”) relating to the Flowers Foods, Inc. 2001 Equity and Performance Incentive Plan, as amended and restated as of February 11, 2005 (the “Plan”), is being filed to register additional securities of the same class as other securities for which a previously filed registration statement on Form S-8 relating to the Plan is effective. Pursuant to General Instruction E of Form S-8, this Registration Statement incorporates by reference the contents of the Registration Statement on Form S-8 (Registration No. 333-59354) filed by Flowers Foods, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) with respect to the Plan, including all attachments and exhibits thereto.
PART II
ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.
          The following documents filed by the Company with the Commission are incorporated herein by reference:
1.	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Commission on March 1, 2006;

2.	The Company’s Current Report on Form 8-K filed on February 2, 2006; and

3.	The description of the Company’s common stock contained in the Company’s Registration Statement on Form 10 under the Securities Exchange Act of 1934 and all amendments thereto.
          All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, before the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part of this Registration Statement from the date of the filing of such documents (excluding any Current Reports on Form 8-K to the extent disclosure is furnished and not filed).
ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
          The following summary is qualified in its entirety by reference to the complete text of the statutes referred to below and the restated articles of incorporation and amended and restated bylaws of the Company.
          Article IX of the Company’s Restated Articles of Incorporation (the “Articles of Incorporation”) provides that, except to the extent allowable pursuant to the Georgia Business Corporation Code (the “Georgia Code”), as such provisions exist from time to time, no director of the Company shall be liable to the Company or its shareholders for, or with respect to, any acts or omissions in the performance of his duties as a director. The Articles of Incorporation further provide that in discharging the duties of their respective positions and in determining what is believed to be in the best interests of the Company, the Board of Directors, committees of the Board of Directors, and individual directors, in addition to considering the effects of any action on the Company or its shareholders, may consider the interests of the employees, customers, suppliers, and creditors of the Company and its subsidiaries, the communities in which offices or other establishments of the Company and its subsidiaries are located, and all other factors such directors consider pertinent; provided, however, that this provision shall be deemed solely to grant discretionary authority to the directors and shall not be deemed to provide to any constituency any right to be considered.
          Article X of the Articles of Incorporation and Article 8.10 of the Company’s Amended and Restated Bylaws (the “Bylaws”) provide that the Company shall indemnify, to the fullest extent permitted by the Georgia Code or any other laws presently or hereafter in effect, each person who is or was or had agreed to become a director or officer of the Company or is or was serving or had agreed to serve at the request of the Board of Directors or an officer of the Company as an employee or agent of the Company, as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including the heirs, executors, administrators or estate of such person. The right to indemnification conferred by Article 8.10 of the Bylaws is a contract right and includes the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the Georgia Code requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.
          The Georgia Code provides that a company may indemnify an individual who was or is a party to a proceeding because he is or was a director or officer against liability incurred in the proceeding if he acted in a manner he believed in good faith to be in or not opposed to the best interests of the company, and, in the case of any criminal proceeding, he had no reasonable cause to believe his conduct unlawful. The termination of a proceeding by judgment, order, settlement, conviction, or a plea of nolo contendere or its equivalent is not, of itself, determinative that the director or officer did not meet the standard of conduct set forth in the Georgia Code. However, no indemnification shall be made of an officer or director in connection with a proceeding by or in the right of the company in which the director or officer was adjudged liable to the company or in connection with any other proceeding in which he was adjudged liable on the basis that personal benefit was improperly received by him. Indemnification in connection with a proceeding by or in the right of the company is limited to reasonable expenses incurred in connection with the proceeding.
          The Georgia Code further provides that a company shall not indemnify an officer or director unless authorized in the specific case upon a determination that indemnification of the director or officer is permissible in the circumstances because he has met the applicable standard of conduct set forth above and prescribes the persons who may make such determination.
          To the extent that a director or officer has been successful, on the merits or otherwise, in defense of any proceeding to which he was a party or in defense of any claim, issue or matter therein, he shall be indemnified against reasonable expenses (including attorneys’ fees) incurred by him in connection therewith. The Company shall pay for the reasonable expenses incurred by a director or officer who is a party to a proceeding in advance of the final disposition of the proceeding if the director or officer furnishes the Company notice as required under that director’s or officer’s indemnification agreement, if one exists, a written affirmation of his good faith belief that he has met the standard of conduct set forth above, and the director or officer furnishes the Company a written undertaking, executed personally or on his behalf, to repay any advances if it is ultimately determined that he is not entitled to indemnification by the Company as authorized in Article 8.10 of the Bylaws.
          The Company has entered into indemnification agreements with its directors and executive officers. These agreements provide for the indemnification, to the full extent permitted by law, of expenses, judgments, fines, penalties and amounts paid in settlement incurred by the director or officer in connection with any threatened, pending or completed action, suit or proceeding on account of service as a director, officer, employee or agent of the Company.

ITEM 8. EXHIBITS.

Exhibit
Number	Description
4.1	Restated Articles of Incorporation of Flowers Foods, Inc. (Incorporated by reference to the Company’s Annual Report on Form 10-K, dated March 30, 2001, File No. 1-16247).

4.2	Amended and Restated Bylaws of Flowers Foods, Inc. (Incorporated by reference to the Company’s Quarterly Report on Form 10-Q, dated June 3, 2003, File No. 1-16247).

4.3	Share Certificate of Common Stock of Flowers Foods, Inc. (Incorporated by reference to the Company’s Annual Report on Form 10-K, dated March 30, 2001, File No. 1-16247).

4.4	Rights Agreement between Flowers Foods, Inc. and First Union National Bank, as Rights Agent, dated March 23, 2001 (Incorporated by reference to the Company’s Annual Report on Form 10-K, dated March 30, 2001, File No. 1-16247).

4.5	Amendment No. 1, dated November 15, 2002, to Rights Agreement between Flowers Foods, Inc. and Wachovia Bank, N.A. (as successor in interest to First Union National Bank), as rights agent, dated March 23, 2001. (Incorporated by reference to the Company’s Registration Statement on Form 8-A, dated November 18, 2002, File No. 1-16247).

4.6	Flowers Foods, Inc. Equity and Performance Incentive Plan, as amended and restated as of February 11, 2005 (Incorporated by reference to the Company’s Proxy Statement on Schedule 14A, dated April 29, 2005, File No. 1-16247).

5.1	Opinion of Jones Day.

23.1	Consent of Jones Day (included in Exhibit 5.1).

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

24.1	Power of Attorney.
ITEM 9. UNDERTAKINGS.
The undersigned registrant hereby undertakes:
          To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
          (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in the Registration Statement;
          provided, however, that the undertakings set forth in paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

          That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Thomasville, State of Georgia, on the 9th day of March, 2006.

FLOWERS FOODS, INC.
By:	/s/ Stephen R. Avera

Stephen R. Avera
Senior Vice President, Secretary & General Counsel

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

*	President, Chief Executive Officer
George E. Deese	and Chairman of the Board	March 9, 2006

*	Senior Vice President, Chief
Jimmy M. Woodward	Financial Officer and Chief Accounting Officer	March 9, 2006

*	Director	March 9, 2006
Amos R. McMullian

*	Director	March 9, 2006
Joe E. Beverly

*	Director	March 9, 2006
Franklin L. Burke

*	Director	March 9, 2006
Manuel A. Fernandez

*	Director	March 9, 2006
Benjamin H. Griswold, IV

*	Director	March 9, 2006
Joseph L. Lanier, Jr.

Signature	Title	Date

*	Director	March 9, 2006
J.V. Shields, Jr.

*	Director	March 9, 2006
Melvin T. Stith

*	Director	March 9, 2006
Jackie M. Ward

*	Director	March 9, 2006
C. Martin Wood III

*By:	/s/ STEPHEN R. AVERA Stephen R. Avera ATTORNEY-IN-FACT

EXHIBIT INDEX

Exhibit
Number	Description
5.1	Opinion of Jones Day.
23.1	Consent of Jones Day (included in Exhibit 5.1).
23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.
24.1	Power of Attorney.